EXHIBIT 8.1


                          OPINION OF BATTLE FOWLER LLP


                                  212-856-7188



                                  212-856-7810



                            rotoole@battlefowler.com


                                  March 1, 2000



Acadia Realty Trust
20 Soundview Marketplace
Port Washington, NY 11050


                  Re:    Tax opinion

Gentlemen:

                  We have acted as counsel to Acadia Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the registration of up to 26,719,319 common shares of beneficial interest of the Company (the "Shares"), $0.001 par value. The Shares may be offered for sale by selling stockholders (the "Offering") pursuant to a registration statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on Form S-3. All of the net proceeds of the Offering will be retained by the selling stockholders and none of the net proceeds of the Offering will be contributed to the Company or to Acadia Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). You have requested our opinion as to certain federal income tax matters in connection with the Offering.

                  The Operating Partnership owns equity interests in existing shopping centers (and certain other real property) and associated personal property (the "Properties"). The Operating Partnership owns some of the Properties directly and owns the remaining Properties through limited liability companies or subsidiary partnerships (collectively, the "Subsidiary Partnerships").


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Acadia Realty Trust                                              March 1, 2000




                  In connection with the opinions rendered below, we have examined the following:

                  1. the Declaration of Trust of the Company, as amended, as filed with the Secretary of State of Maryland;

                  2. the Company's Amended Bylaws;

                  3. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

                  4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of March 22, 1999 (the "Operating Partnership Agreement"), among the Company, as general partner and several other limited partners;

                  5. the first and second amendments to the Operating Partnership Agreement dated, respectively, as of November 15, 1999 and November 18, 1999;

                  6. the partnership agreements or operating agreements of the Subsidiary Partnerships; and

                  7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

                  1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

                  2. during each taxable year, including its short taxable year ending December 31, 1993, the Company has operated and will operate in such a manner that will make the representations contained in the Representation Letter, dated March 1, 2000 and executed by the President of the Company (the "Representation Letter"), true for such years;

                  3. the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement, after the date of this opinion, that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year; and


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Acadia Realty Trust                                               March 1, 2000




                  4. neither the Operating Partnership or any Subsidiary Partnership will make an election to be taxed as an association taxable as a corporation or other than as a partnership pursuant to Treasury Regulation ss.301.7701-3(c).

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Representation Letter.

                  For purposes of our opinions, we made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. For purposes of rendering our opinion, however, we have not made an independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Representation Letter, or the Prospectus. We consequently have relied upon the representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinion.

                  We have acted as counsel to the Company since August 12, 1998. Accordingly, the first full taxable year for which we have acted as counsel to the Company is the taxable year ending December 31, 1999, and our opinion rendered below does not address any period before January 1, 1999. We have assumed that, for periods prior to January 1, 1999, the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code and that the Operating Partnership and the Subsidiary Partnerships were properly treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships.

                  In addition, to the extent that any of the representations provided to us in the Representation Letter are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder (the "Regulations"), we have reviewed with the individual making such representation the relevant portion of the Code and the applicable Regulations and are reasonably satisfied that such individual understands such provisions and is capable of making such representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Representation Letter, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:


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Acadia Realty Trust                                               March 1, 2000




                  (a) commencing with the Company's taxable year ending December 31, 1999, the Company qualified and will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion contained therein fairly summarizes the federal tax considerations that are material to a holder of the Common Shares; and

                  (c) the Operating Partnership and the Subsidiary Partnerships will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships.

We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of the Company's operations the sources of its income, the nature of its assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, or the Operating Partnership or the Subsidiary Partnerships from being classified as partnerships for federal income tax purposes.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Battle Fowler LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.


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Acadia Realty Trust                                               March 1, 2000



                  The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.


                                              Very truly yours,



                                              /s/ Battle Fowler LLP
                                              ---------------------


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